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                                                                    EXHIBIT 6

                      AMENDED AND RESTATED EMPLOYMENT AGREEMENT


          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "AGREEMENT"), is made and entered into as of the 22nd day of December, 1997, by and between Station Casinos, Inc., a Nevada corporation, with its principal offices located at 2411 West Sahara Avenue, Las Vegas, Nevada 89102 (the "COMPANY"), and MR. BLAKE L. SARTINI (the "EXECUTIVE").

          WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of November 30, 1994 (such agreement, as so amended, the "FORMER AGREEMENT"); and

          WHEREAS, the Company has proposed a plan (the "REORGANIZATION PLAN) to, among other things, convert to a real estate investment trust (REIT) for federal income tax purposes and spin-off the stock of a newly formed subsidiary (the "MANAGEMENT COMPANY");

          WHEREAS, the Executive has agreed to continue his employment with the Company on the terms and conditions set forth herein; PROVIDED that if the Reorganization Plan is consummated, and subject to (i) the Management Company and the Executive entering into an effective employment agreement on substantially the same terms and conditions set forth herein as if all references to the "Company" were to the Management Company or (ii) the Company effectively assigning or transferring this Agreement to the Management Company pursuant to Section 17 hereof, the Executive has agreed to resign from his positions with the Company and assume new positions with the Management Company on the terms and conditions set forth herein and to release the Company from any liability hereunder; and

          WHEREAS, the parties to this Agreement desire to amend and restate the Former Agreement in its entirety with this Agreement and the Former Agreement shall no longer be of any force or effect;

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each individually a "PARTY" and together the "PARTIES") agree as follows.

     1.   DEFINITIONS.

          In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:


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          1.1. "AFFILIATE" shall mean any Person controlling, controlled by or under common control with the Company.

          1.2. "BASE AMOUNT" shall have the meaning ascribed to such term in
Section 280G of the Code.

          1.3. "BASE SALARY" shall mean the salary provided for in SECTION 3 of this Agreement or any increased salary (a) granted to the Executive by the Board or (b) pursuant to the provisions of SECTION 3.

          1.4. "BOARD" shall mean the Board of Directors of the Company.

          1.5. "CAUSE" shall mean (a) the Executive is convicted of a felony involving moral turpitude or is found unsuitable to hold a gaming license, or
(b) the Executive, in carrying out his duties under this Agreement, is guilty of continued willful gross neglect or continued willful gross misconduct resulting, in either case, in material economic harm to the Company, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Company or any Affiliate.

          1.6. A "CHANGE OF CONTROL" shall be deemed to have occurred if (i) the Company sells, conveys, transfers or leases, directly or indirectly, all or substantially all of the properties and assets of the Company to any person, corporation, entity or group, (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) (other than "qualified institutional buyers" as defined in Rule 144A of the Securities Act of 1933, as amended, approved by the Board within 10 days of being notified of such ownership by such qualified institutional buyer, and the Existing Equity Holders) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly of securities representing 15% (or after the consummation of the Reorganization Plan, 10%) or more of the combined voting power of the Company's Voting Stock, (iii) the Company consolidates with or merges into another corporation, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transactions between the Company and its wholly-owned subsidiaries, with the effect that any "person" (other than "qualified institutional buyers" as


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defined in Rule 144A of the Securities Act of 1933, as amended, approved by the Board within 10 days of being notified of such ownership by such qualified institutional buyer, and the Existing Equity Holders) becomes the "beneficial owner," directly or indirectly, of securities representing 15% (or after the consummation of the Reorganization Plan, 10%) or more of the combined voting power of the Company's Voting Stock or (iv) during any period of 36 consecutive months, individuals who at the beginning of such period constituted the Board (together with any new or replacement directors whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the directors then in office.

          1.7. "CODE" shall the Internal Revenue Code of 1986, as amended.

          1.8. "CONFIDENTIAL INFORMATION" shall mean all nonpublic information respecting the Company's business including, but not limited to, its products, research and development, processes, customer lists, intellectual property, software, trademarks, marketing plans and strategies. Confidential Information does not include information that is, or becomes, available to the public unless such availability occurs through an unauthorized act on the part of the Executive.

          1.9. "DISABILITY" shall mean the Executive's inability to render, for a period of six consecutive months, full and effective services hereunder by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise; PROVIDED, HOWEVER, that in no event will the Executive be considered disabled for the purposes of this Agreement unless he is deemed disabled pursuant to the Special Long-Term Disability Plan.

          1.10. "EXISTING EQUITY HOLDERS" shall mean Frank J. Fertitta, Blake
L. Sartini, Delise F. Sartini, Lorenzo J. Fertitta, Glenn C. Christenson and Scott M. Nielson and their executors, administrators or the legal representatives of their estates, their heirs, distributees and beneficiaries, and any trust as to which any of the foregoing is a settlor or co-settlor and any corporation, partnership or other entity which is an Affiliate of any of the foregoing, and any lineal descendants of such persons (but only to the extent that the beneficial ownership of the Voting Stock held by such lineal descendants was directly received by gift, trust or sale from any such person).


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          1.11. "GOOD REASON" shall mean and exist if, without the
Executive's prior written consent, one or more of the following events occurs:

              (a) the Executive is not appointed to or is otherwise removed from the office(s) provided for in SUBSECTION 2.3, for any reason other than the termination of his employment;

              (b) the Executive is assigned any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with the Executive's position as described in SUBSECTION 2.3 or is required to be located or maintain an office outside of Las Vegas;

              (c) the Executive suffers a reduction in the authorities, duties or responsibilities associated with his position as described in SUBSECTION 2.3, on the basis of which he makes a determination in good faith that he can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;

              (d) the Executive's Base Salary is decreased by the Company, or his benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced;

              (e) the Company fails to pay the Executive any deferred payments under any bonus or incentive plans;

              (f) the Company fails to reimburse the Executive for business expenses in accordance with the Company's policies, procedures or practices;

              (g) the Company fails to agree to or actually indemnify the Executive for his actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by Nevada law, and/or the Company fails to maintain satisfactory levels of directors' and officers' liability insurance coverage for the Executive when such insurance is available;

              (h) the Company fails to obtain a written agreement satisfactory to the Executive from any successor or assign of the Company to assume and perform this Agreement; or


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              (i)  the Company purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect.

          1.12. "PERSON" shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

          1.13. "PRO RATA BONUS" shall mean an amount equal to the annual bonus otherwise payable with respect to the year in question, calculated as if the Executive had been employed by the Company for the full year, multiplied by a fraction, the numerator of which is the number of days in such year during which the Executive is actually employed by the Company and the denominator of which is 365.

          1.14. "RESTRICTION PERIOD" shall mean either (i) the period after the termination of the Term of Employment during which the Executive is entitled to continued payments of Base Salary pursuant to this Agreement or (ii) if the Executive is terminated for any reason for which continued payments are not provided, then a period of two years.

          1.15. "SPECIAL LONG-TERM DISABILITY PLAN" shall mean the Company's Special Long-Term Disability Plan, effective as of November 30, 1994.

          1.16. "SUPPLEMENTAL MANAGEMENT RETIREMENT PLAN" shall mean the Company's Supplemental Management Retirement Plan, effective as of November 30, 1994.

          1.17. "TERM OF EMPLOYMENT" shall mean the period specified in Subsection 2.2.

          1.18. "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2. TERM OF EMPLOYMENT, POSITIONS AND DUTIES.

          2.1. EMPLOYMENT ACCEPTED. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in SUBSECTION 2.3, and upon such other terms and conditions as are hereinafter stated.


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          2.2. TERM OF EMPLOYMENT.  The initial term of employment shall commence upon the date of this Agreement and, unless earlier terminated pursuant to the provisions hereof, shall terminate upon the close of business on the day immediately preceding the fifth anniversary of the date of this Agreement; provided that such initial term of employment shall automatically be extended thereafter for successive five year periods if neither Party has advised the other in writing in accordance with Section 19 at least one year prior to the end of the then current Term of Employment that such Term of Employment shall not be extended for an additional five year period. If the Term of Employment is terminated on any date pursuant to the provisions hereof, the same date shall be the last day of the Term of Employment.

          2.3. DUTIES AND RESPONSIBILITIES. During the Term of Employment, the Executive shall be employed as Executive Vice President and Chief Operating Officer of the Company and shall serve on the Board; PROVIDED that after the consummation of the Reorganization Plan, the Executive shall be employed as Executive Vice President and Chief Operating Officer of the Management Company. During the Term of Employment, the Executive shall devote reasonable time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the Company's interests. Anything herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments. The Executive may serve as a member of the board of directors of other corporations, subject to the approval of a majority of the Board, which approval shall not be unreasonably withheld or delayed.

     3. BASE SALARY. During the Term of Employment, the Executive shall be entitled to receive a Base Salary payable no less frequently than in equal semi-monthly installments at an annualized rate of no less than $520,000. Such Base Salary shall be reviewed annually for increase (but not decrease) in the discretion of the Human Resources Committee. In conducting any such annual review, the Board shall take into account any change in the Executive's responsibilities, increases in the compensation of other executives of the Company or any Affiliate (or any competitor(s) of either or both), the performance of the Executive and/or other pertinent factors. Such increased Base Salary shall then constitute the Executive's "Base Salary" for purposes of this Agreement.

     4. ANNUAL BONUS. The Company may pay the Executive an annual bonus for each calendar year ending during the Term of Employment in an amount that will be determined by the performance of the Executive in achieving predetermined goals


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that have been determined by the Human Resources Committee.  Any bonuses due the Executive shall be paid to the Executive at the same time bonuses are paid to other senior officers of the Company, unless the Executive has elected to defer receipt of all or part of the bonus amounts to which he is entitled in respect of any such calendar year, in accordance with the terms and provisions of any deferred compensation program maintained by the Company.

     5. EMPLOYMENT BENEFIT PROGRAMS.

          5.1. PENSION AND WELFARE BENEFIT PLANS. During the Term of Employment, the Executive shall be entitled to participate in all employee benefit programs made available to the Company's executives or salaried employees generally, as such programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical coverage, long-term disability, sick leave (including salary continuation arrangements), vacations, holidays and other employee benefit programs sponsored by the Company.

          5.2. SPECIAL LTD BENEFIT. The Executive shall also be entitled to a special disability benefit as set forth in the Special Long-Term Disability Plan, in addition to any other benefit pursuant to any other disability plan under which the Executive is covered.

          5.3. SPECIAL SMRP BENEFIT. The Executive shall also be entitled to an annual supplemental retirement benefit as set forth in the Supplemental Management Retirement Plan, in addition to any other benefit pursuant to any other retirement plan under which the Executive is covered.

          5.4. LIFE INSURANCE. During the Term of Employment, the Company shall provide the Executive with supplemental life insurance coverage, through an individual policy, a group policy or a combination thereof, in an amount of no less than $5,000,000. In the event of termination of the Executive's employment with the Company, the Executive shall have the right to assume without any payment to the Company and continue at his own expense whatever individual policy or policies of insurance as are then maintained by the Company pursuant to this SUBSECTION 5.4 and his coverage under the Company's group insurance policy or policies to the extent permitted thereunder. Any right under the policies to reimbursement of premiums paid shall be reimbursed to the Executive if they were paid by the Executive.


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     6. BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

          6.1. EXPENSE REIMBURSEMENT. During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement.

          6.2. PERQUISITES. During the Term of Employment, the Executive shall also be entitled to any of the Company's executive perquisites in accordance with the terms and provisions of such arrangements, including, without limitation:

          (a) use of an automobile;

          (b) payment or reimbursement of the cost of an annual physical examination;

          (c) vacation of at least four weeks per year;

          (d) payment or reimbursement of initiation fees and annual membership fees and assessments for a country club, a luncheon club and a physical fitness program of the Executive's choice; and

          (e) payment or reimbursement of legal fees and expenses incurred in connection with this Agreement.

     7. TERMINATION OF EMPLOYMENT.

          7.1. TERMINATION DUE TO DEATH OR DISABILITY. In the event of the Executive's death or a termination of the Executive's employment by the Company due to the Executive's Disability, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive or his legal representative, as the case may be, shall be entitled to:

          (a) Base Salary at the rate in effect at the time of his termination, through (x) in the case of death, for a period of 12 months following the termination of employment, and (y) in the case of Disability, for the period between the date of his termination and the date by which the Special Long-Term Disability Plan has commenced paying its benefits;

          (b) any bonus awarded but not yet paid;

          (c) a Pro Rata Bonus for the fiscal year in which death or Disability occurs;

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          (d) any deferred bonuses including interest or other credits on the deferred amounts;

          (e) reimbursement for expenses incurred but not paid prior to such termination of employment;

          (f) in the case of death, the Executive's beneficiary's rights to other compensation and benefits as may be provided in applicable plans and programs of the Company shall be determined according to the terms and provisions of such plans and programs; and

          (g) in the case of Disability, the Company shall continue the Executive's health and welfare benefits at the level in effect on the date of termination through the end of the 36th month following the termination of the Executive's employment or provide the economic equivalent thereof, and the Executive's rights to other compensation and benefits as may be provided in applicable plans and programs of the Company shall be determined according to the terms and provisions of such plans and programs.

          7.2. TERMINATION BY THE COMPANY FOR CAUSE. In the event the Company terminates the Executive's employment for Cause, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall be entitled to:

          (a) Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

          (b) any bonus awarded but not yet paid;

          (c) any deferred bonus, including interest or other credits on the deferred amounts;

          (d) reimbursement for expenses incurred, but not paid prior to such termination of employment; and

          (e) such rights to other compensation and benefits as may be provided in applicable plans and programs of the Company, including, without limitation, applicable employee benefit plans and programs, according to the terms and conditions of such plans and programs.

          In any case described in this SUBSECTION 7.2, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Company intends to terminate his employment for Cause. Such written


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notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause. The Executive shall be given the opportunity within 30 days of the receipt of such notice to meet with the Board to defend such act or acts, or failure to act, and the Executive shall be given 30 days after such meeting to correct such act or failure to act. Upon failure of the Executive, within 30 days, to correct such act or failure to act, the Executive's employment by the Company shall automatically be terminated under this SUBSECTION 7.2 for Cause.

          Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Company for Cause based upon the conviction of the Executive for a felony, such conviction is overturned on appeal, the Executive shall be entitled to the payments and the economic equivalent of the benefits he would have received if his employment had been terminated without Cause under SUBSECTION 7.3.

          In the event the Executive terminates employment on his own initiative for any reason other than as set forth in Section 7.7 below, then such termination shall be treated as a termination for Cause without regard to the preceding two paragraphs.

          7.3. TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that the Company terminates the Executive's employment without Cause whether prior to or after a Change in Control, other than due to death or Disability, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall thereupon be entitled to:

          (a) a lump sum payment in an amount equal to three times his Base Amount;

          (b) any bonus awarded but not yet paid;

          (c) any deferred bonus, including interest or other credits on the deferred amounts;

          (d) reimbursement for expenses incurred, but not paid prior to such termination of employment; and

          (e) continuation of the health and welfare benefits of the Executive, including, without limitation, benefits under his Special Long-Term Disability Plan and any other long-term disability insurance generally provided to senior executives of the Company, at the level in effect at the time of his termination of employment through the end of the


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     36th month following such termination of the Executive's employment or provide the economic equivalent thereof, as if such Executive were employed during such period (so that, for example, any Disability during such period shall be deemed a termination for Disability), and the Executive's rights to other compensation and benefits as may be provided in applicable plans and programs of the Company shall be determined according to the terms and provisions of such plans and programs.

          Any payments to which the Executive shall be entitled under this SUBSECTION 7.3, including any economic equivalent of any benefit, shall be made as promptly as possible following the termination of the Executive's employment hereunder and in no event later than 90 days following such termination of employment.

          7.4. NO MITIGATION; NO OFFSET. In the event of any termination of employment under this SECTION 7, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this SECTION 7 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

          7.5. SPECIAL REIMBURSEMENT. If any payment or benefit paid or payable, or received or to be received, by or on behalf of the Executive in connection with a Change of Control or the termination of the Executive's employment, whether any such payments or benefits are pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Affiliate, any Person, or otherwise (the "Total Payments"), will or would be subject to the excise tax imposed under section 4999 of the Code (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          (a) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code,


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     and all "excess parachute payments" within the meaning of section
     280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel (delivered to the Executive) selected by the Company and reasonably acceptable to the Executive such Total Payments (in whole or in part) (a) do not constitute parachute payments, including (without limitation) by reason of section 280G(b)(4)(A) of the Code, (b) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, or
     (c) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

          (b) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for Excise Tax with respect to the Severance Payments.

          7.6. CHANGE OF CONTROL. Immediately upon a Change of Control, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise, the Executive shall be entitled to a payment in cash equal to three times his Base Amount, less one dollar ($1.00). The Executive's rights upon a Change of Control to benefits under programs, plans and policies of the Company shall be determined according to the terms and provisions of such programs, plans and policies.


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          7.7. TERMINATION OF THE EXECUTIVE'S EMPLOYMENT AFTER A CHANGE OF
CONTROL. In the event of a Change of Control during the Term of Employment, if the Executive's employment with the Company is terminated following such Change of Control (i) by the Company for any reason other than for Cause or
(ii) by Executive's termination on his own initiative for Good Reason, in addition to any other compensation or benefits payable pursuant to this Agreement or otherwise the Executive shall be entitled to:

          (a) an amount of cash equal to the greater of (x) five times his Base Amount at the time of the Change of Control or (y) five times his Base Amount at the time of the termination of his employment;

          (b) immediate vesting of any restricted stock of the Company held in the Executive's name or to his benefit;

          (c) immediate vesting of any stock options and stock appreciation rights granted by the Company which stock options and stock appreciation rights shall continue to be and shall remain exercisable for the remaining term of such stock options and stock appreciation rights as set forth in the agreement granting, or otherwise under the award of, such stock option or stock appreciation right as if no termination had taken place;

          (d) immediate vesting and cash-out of any phantom stock units granted to the Executive;

          (e) immediate vesting and pay out of any incentive share units;

          (f) unless already covered by Section 7.3, continuation of all employee benefits and perquisites for a period of 36 months following such termination of employment, or the economic equivalent thereof as if such employee were an employee of the Company during such period (so that, for example, any Disability during such period shall be deemed a termination for Disability);

          (g) immediate vesting of the Executive's supplemental retirement benefit as set forth in the Supplemental Management Retirement Plan and continued funding of the Executive's split dollar insurance as if the Executive were employed by the Company through the maturity date of such policies or payment in full of all premium obligations under such insurance; and


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          (h) immediate cash-out of the Company's Long-Term Stay-On
     Performance Incentive Plan approved by the Company's stockholders on September 27, 1994.

          8. INDEMNIFICATION.

          8.1. GENERAL. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "PROCEEDING"), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee or agent while service as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

          8.2.NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 8 shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

          8.3. D&O INSURANCE. The Company agrees to obtain a directors' and officers' liability insurance policy covering the Executive and that this policy shall be maintained and provide coverage that is reasonable in relation to the Executive's position during the Term of Employment.

     9.  COVENANT NOT ENGAGE IN CERTAIN ACTS.

          9.1. NON-ASSISTANCE; NON-DIVERSION. During the Term of Employment and for the Restriction Period, the Executive shall not, directly or indirectly, except when acting on behalf of the Company or on behalf of any Affiliate of the Company:

          (a) compete with the Company or assist any other entity to enter into any business relating to or competing with the hotel or casino business or any other line of business that the Company was actively conducting or was actively considering during the Term of Employment;

          (b) take any action to divert any business from the Company or any business which was under active consideration by the Company during the Term of Employment;

          (c) induce customers, agents, franchisees or other Persons under contract or franchise or otherwise doing business with the Company, to terminate, reduce or alter business with or from the Company; or

          (d) induce any Persons in the employment of the Company to (i) terminate such employment, (ii) accept employment with anyone other than the Company or an Affiliate of the Company or (iii) interfere with the business of the Company in any material manner.

          9.2.WAIVER; SURVIVAL. Notwithstanding anything to the contrary in this SECTION 9, in the event the Executive waives all right to payments and other compensation under this Agreement upon termination, then the restriction of this SECTION 9 shall be inapplicable to the Executive with respect to the period for which compensation is so waived; PROVIDED that the such waiver shall be ineffective for such purposes in the case of termination of the Executive for any reason other than without cause. The Executive agrees that the provisions of this SECTION 9 shall survive the termination of this Agreement and the termination of the Executive's employment.

     10. COVENANTS TO PROTECT CONFIDENTIAL INFORMATION.

          10.1. GENERAL. The Executive shall not, during the Term of Employment or for a period of one year thereafter, without the prior written consent of the Company, divulge, disclose or make accessible to any other Person Confidential Information except while employed by the Company in the business of and for the benefit of the Company or when required to do so by a court of competent jurisdiction.

          10.2. NOTES, MEMORANDA AND OTHER ITEMS. Except as may be otherwise consented to in writing by the Company, the Executive shall proffer to an appropriate officer of the Company, at the termination of his employment, all memoranda, diaries, notes, records, cost information, customer lists, marketing plans and strategies, and any other documents relating or referring to any Confidential Information made available to the Executive by the Company in his possession at such time.

     11. DISPUTE RESOLUTION. The Company agrees that in the event the Executive finds it necessary to initiate any legal action to obtain any payments, benefits or rights provided by this Agreement to him, the Company shall reimburse the Executive for all attorney's fees and other related expenses incurred by him to the extent the Executive is successful in such action.

          (a) ARBITRABLE CLAIMS. All disputes between Executive (and his or her attorneys, successors, and assigns) and Employer (and its trustees, beneficiaries, officers, directors, managers, affiliates, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Executive, including, without limitation, all disputes arising under this Agreement ("ARBITRABLE CLAIMS"), shall be resolved by binding arbitration. Arbitrable Claims shall include, but are not limited to, claims for compensation, claims for breach of any contract or covenant (express or implied), tort claims of all kinds, claims of discrimination (including, but not limited to, claims based on race, gender, sexual preference, sexual harassment, religion, national origin, age, marital status, medical condition, handicap or disability), as well as all claims based on any federal, state, or local law, statute, or regulation (excepting only claims under applicable workers' compensation law and unemployment insurance claims). Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.
     THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JUDGE OR JURY IN REGARD TO ARBITRABLE CLAIMS.

          (b) PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented in this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit, appeal, or administrative action in any way related to an Arbitrable Claim. If the party initiating arbitration alleges a statutory violation, the party initiating arbitration must file and serve an arbitration claim within the time limit established by the applicable statue of limitations for the statute that has allegedly been violated. If the party initiating arbitration does not allege a statutory violation, then the initiating party must file and serve an arbitration claim within 60 days of learning the facts giving rise to the alleged claim. All arbitration hearings under this Agreement shall be conducted in Las Vegas, Nevada. The

     Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement. The fees of the arbitrator shall be split between both parties equally.

          (c) CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff.

          (d) ACKNOWLEDGEMENTS. Executive acknowledges that he (1) has carefully read the foregoing Section 12 (the "MUTUAL ARBITRATION AGREEMENT"), (2) understands its terms, (3) has entered into the Mutual Arbitration Agreement voluntarily and not in reliance on any promises or representations by Employer other than those contained in the Mutual Arbitration Agreement itself.

     12. EFFECT OF AGREEMENT ON OTHER BENEFITS. Nothing in this Agreement shall curtail the Executive's entitlement to full participation during the Term of Employment in the executive compensation, employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     13. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     14. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this SECTION 14 are in addition to the survivorship provisions of any other Section of this Agreement.

     15. REPRESENTATION. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this

Agreement will not violate any agreement between the Company and any other
Person.

     16. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

     17. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred (i) to the Management Company pursuant to the Reorganization Plan, provided that the Management Company assumes all of the liabilities, obligations and duties of the Company under this Agreement or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company (including the liabilities, obligations and duties of the Company under this Agreement), either contractually or as a matter of law.

     18. AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive. No waiver by the Executive of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

     19. SEVERABILITY. In the event that any provision or portion of this Agreement, except SECTION 7, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If SECTION 7 is determined to be invalid or unenforceable for any reason, in whole or in part, the Executive may terminate his employment with the Company and he shall immediately be released by the Company from any obligations or duties under this Agreement.

     20. NOTICES. Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

If to the Company:       Station Casinos, Inc.
                         2411 West Sahara Avenue
                         Las Vegas, NV  89102
                         Attn:  Scott M. Nielson

With a copy to:          Milbank, Tweed, Hadley & McCloy
                         601 South Figueroa Street, 30th Floor
                         Los Angeles, CA  90017
                         Attn:  Eric H. Schunk

If to the Executive:     Blake L. Sartini
                         2411 West Sahara Avenue
                         Las Vegas, NV  89102

     21. GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Nevada without reference to the principles of conflict of laws thereof.

     22. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     23. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       STATION CASINOS, INC.

                                       /s/ Glenn C. Christenson
                                       ---------------------------------------
                                       By:
                                       Name: Glenn C. Christenson
                                       Title: Executive Vice President, Chief
                                       Financial Officer, Chief Administative
                                       Officer and Treasurer


                                       /s/ Blake L. Sartini
                                       ---------------------------------------
                                       Blake L. Sartini



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